EXHIBIT 10c

## ADDENDUM -SEPTEMBER 13, 2011

Notwithstanding anything to the contrary, the May 31, 2005, Liquidity Agreement is clarified and modified by the Parties as follows:

1) Upon mutual review, the Parties agree that the total historic amount owed by the WCI Parties to Mentor Capital, Inc. (MNTR) is $380,000 as of September 12, 2011.

2) Waste Consolidators, Inc. (WCI) will prepay all other fees and 50% profit sharing due under the Liquidity Agreement in one series of payments of $35,000 per month for a period of twenty months beginning January 1, 2010 and extending to August 1, 2011. After this total of $700,000 is paid or accrued in a promissory note under this Addendum, no further ongoing fees will be due other than as specified in this Addendum.

3) The combination of the historic $380,000 owed and $700,000 prepaid amounts will be evidenced in a combined $1,080,000 Promissory Note, payable on demand with a maximum twenty-year term, single payment on maturity, bearing an interest rate of 0.42%. Interest is calculated, compounded and due to be paid in cash or negotiable funds each September 13th . If no principal amounts are otherwise paid off on the Note the annual interest is $4,536. 00.

4) The Parties define the first interest payment for 2010 and 2011 to date to be $9,072.00. Deposit of this amount to MNTR Bank of America account number 122 000 661 - 00508 16939 makes effective this Addendum transaction.

5) WCI or its designees may pay off the Note in whole or in part in cash at anytime with no pre-payment penalties.

6) Upon demand, maturity or a change of control of WCI or MNTR, the Note is due within 30 days of the specified event. Under previous calculations of provisions of the Liquidity Agreement, MNTR has the right to buy the remaining 50% financial interest in WCI for $72,000, which would be a change of control under this Addendum.

7) Upon demand for payment or if there is a change of control, then WCI or its designees may receive credit, for up to the remaining pay off of the Note only, of $0.45 for each warrant currently held by its related parties and returned back to MNTR for other designees to redeem. If MNTR declares its intent to exercises its right to purchase the remaining 50% financial interest in WCI for $72,000 , then WCI may top that declaration by 10% to $79,200 and buy-out MNTR's 50% interest by both adding the new $79,200 to the existing Note and retiring the entire increased $1,159,200 Note within 30 days. The $0.45 per warrant credit is extended to include the $79,200 increase.

Kyle Thomas for the WCI Parties

[signature] Kyle O. Thomas

Chester Billingsley for Mentor Capital, Inc.

[signature] 9/15/2011

# PROMISSORY NOTE

For fair and reasonable value received, the sufficiency of which is hereby acknowledged, **Waste Consolidators, Inc.** agrees to pay to the order of **Mentor Capital, Inc.** One Million Eighty Thousand Dollars and No Cents ( **$1,080,000** ) effective this **13th day of September, 2011**.

This promise to pay will accrue interest at a rate of **0.42%** per annum, calculated and compounded annually each September 13th anniversary of the execution of this Promissory Note.

The Promissory Note is payable on demand with a maximum maturity of twenty (20) years. Interest is payable annually when it accrues each September 13th on the anniversary of the execution of this document. The first interest payment of $9,072 is for agreed upon and already incurred interest and is due upon the signing of this Note. The next payment will be due on September 13, 2012, for interest accrued since September 13, 2011.

The Note will be an unsecured general obligation of **Waste Consolidators, Inc.** Payments are considered late 10 days after they are due. Late payments bear a penalty of 1% of the amount due and start to incur additional interest at 1% per month on the outstanding overdue balance commencing after the 30th day.

Where applicable, the other general provisions of the Liquidity Agreement and its Addendums apply to and govern the Note.

**Waste Consolidators, Inc.**

By: ____________________

**Kyle D. Thomas, CEO**